Filed Pursuant to Rule 424(b)(2)
A filing fee of $107,000, calculated in accordance with Rule 457(r), has been transmitted to the SEC in connection with the securities offered from the registration statement (Registration No. 333-137750)
by means of this prospectus supplement.
PROSPECTUS SUPPLEMENT
(To prospectus dated October 2, 2006)

$1,000,000,000

$550,000,000 5.40% Notes due October 15, 2016

$450,000,000 5.80% Notes due October 15, 2036

We will pay interest on the notes on April 15 and October 15 of each year, beginning April 15, 2007. The 5.40% notes will mature on October 15, 2016 and the 5.80% notes will mature on October 15, 2036. We may redeem either series of notes in whole or in part at any time at the redemption prices set forth under “Description of Notes — Optional Redemption.”

The notes will be unsecured obligations and rank equally with our existing and future unsecured senior indebtedness. The notes will be issued only in registered book-entry form and in denominations of $1,000 and integral multiples of $1,000 thereafter.

Investing in these securities involves risks. See risks described herein and those described as risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended February 3, 2006 as they may be amended, updated and modified periodically in our reports filed with the Securities and Exchange Commission.

			Proceeds to
	Public Offering	Underwriting	Lowe’s
	Price(1)	Discount	(before expenses)(1)

Per 5.40% note due 2016	99.648%	.45%	99.198%
Total	$548,064,000	$2,475,000	$545,589,000
Per 5.80% note due 2036	99.90%	.875%	99.025%
Total	$449,550,000	$3,937,500	$445,612,500

(1) Plus accrued interest from October 10, 2006, if settlement occurs after that date

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about October 10, 2006.

Joint Book-Running Managers

Merrill Lynch & Co.	Banc of America Securities LLC	Wachovia Securities

JPMorgan	Piper Jaffray	SunTrust Robinson Humphrey

Union Bank of CA	BB&T Capital Markets	BMO Capital Markets
BNP PARIBAS		BNY Capital Markets, Inc.
Barclays Capital	Morgan Keegan & Company, Inc.	NatCity Investments, Inc.
Wells Fargo Securities		SBK-Brooks Investment Corp.

The date of this prospectus supplement is October 3, 2006.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering, the notes and matters relating to us and our financial performance and condition. The second part, the accompanying prospectus dated October 2, 2006, gives more general information, some of which does not apply to this offering.

If the description of this offering and the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. In various places in this prospectus supplement and the accompanying prospectus, we refer you to sections of other documents for additional information by indicating the caption heading of the other sections. All cross-references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise indicated.

WARNING REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements containing words such as “expects,” “plans,” “strategy,” “projects,” “believes,” “opportunity,” “anticipates,” “desires,” and similar expressions are intended to highlight or indicate “forward-looking statements.” Although we believe that the expectations, opinions, projections, and comments reflected in our forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect our business prospects and our ability to achieve the results expressed or implied by these forward-looking statements including, but not limited to, changes in general economic conditions such as interest rate and currency fluctuations, fuel and other energy costs, and other factors that could negatively affect our customers, as well as our ability to: (i) respond to a greater than expected downturn in the housing industry, including new housing starts and the level of repairs, remodeling, and additions to existing homes, or a general reduction in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes designed to enhance our efficiency and competitiveness; (iii) attract, train, and retain highly-qualified associates; (iv) locate, secure, and develop new sites for store development, particularly in metropolitan areas; (v) respond to fluctuations in the prices and availability of services, supplies, and products; (vi) respond to the growth and impact of competition; (vii) address legal and regulatory matters; and (viii) respond to unanticipated weather conditions. Additional information regarding the risks and uncertainties which may affect our business operations and financial performance can be found in our filings with the Securities and Exchange Commission (the “SEC”).

You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.

You should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person, including any dealer, salesperson or other individual, to provide you with different information or to make any representations other than those contained in this prospectus supplement and the accompanying prospectus. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof or that the information contained herein or therein is correct as of any time subsequent to the date hereof.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Such transactions may include stabilizing the purchase of the notes to cover syndicate short positions and the imposition of penalty bids. For a description of those activities, see “Underwriting.”

Except as otherwise indicated, all references in this prospectus supplement to “Lowe’s”, “the company”, “we” and “our” refer to Lowe’s Companies, Inc., and its consolidated subsidiaries.

LOWE’S COMPANIES, INC.

With fiscal year 2005 sales of $43.2 billion, Lowe’s Companies, Inc. is a Fortune® 50 company, offering a complete line of home improvement products and services. We serve approximately 12 million customers each week through more than 1,275 stores in 49 states. Lowe’s is the second largest home improvement retailer in the world and the seventh largest retailer in the United States.

Our expansion continues as we open a new store on average every 2.5 days. Our expansion plans include two primary prototypes, a 116,000-square foot store for large markets and a 94,000-square foot store we use primarily to serve smaller markets. Both prototypes include a lawn and garden center. As of the end of the second fiscal quarter of 2006, our selling square footage totaled approximately 145 million square feet. In 2005 we opened 150 new stores, a significant portion of which were in metropolitan markets. During the first half of fiscal year 2006, we opened a total of 48 new stores, including one relocation. We plan to open an additional 107 stores during the second half of the fiscal year for a total of 155 new stores in 2006. With the opening of these new stores, we are continuing our emphasis on cities with populations greater than 500,000 such as Boston, Chicago, Los Angeles, New York and Tampa.

We are an active supporter of the communities we serve. We are a national partner with both the American Red Cross and Habitat for Humanity International, and we support numerous local charities. Through the Lowe’s Heroes volunteer program and the Home Safety Council, we provide help to civic groups with public safety projects and share important home safety and fire prevention information to residents of the many neighborhoods we serve.

Headquartered in Mooresville, North Carolina, we are a 60-year old company that employs more than 212,000 people. Our management is committed to understanding and reflecting the diverse cultures of the communities we serve across the United States in staffing, business partnerships and the products we sell. We are also committed to making diversity and inclusion a natural part of the way we do business. We have been a publicly held company since 1961, and our shares of common stock are listed on the New York Stock Exchange under the symbol “LOW.”

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $989.6 million, after deducting estimated offering expenses and the underwriters’ discounts. We plan to use the net proceeds from the sale of the notes for general corporate purposes, including capital expenditures and working capital needs, and to finance repurchases of shares of our common stock.

We may temporarily invest any proceeds that are not immediately applied to the above purposes in U.S. government or agency obligations, commercial paper, money market funds, taxable and tax-exempt notes and bonds, variable-rate demand obligations, bank certificates of deposit, or repurchase agreements collateralized by U.S. government or agency obligations. We may also deposit the proceeds with banks.

CAPITALIZATION

The following table sets forth our capitalization at August 4, 2006. The “as adjusted” column below gives effect to this offering and the application of the net proceeds from the sale of the notes. See “Use of Proceeds.”

	August 4, 2006
	Actual	As Adjusted
	(Dollars in millions)

Cash and equivalents	$316	$1,305

Short-term debt	—	—

Current maturities of long-term debt	32	32

Long-term debt:
Medium-Term Notes — Series A, interest at 7.35% to 8.20%, final maturity in 2023	27	27
Medium-Term Notes — Series B, interest at 6.70% to 7.61%, final maturity in 2037	267	267
$300 million Debentures, interest at 6.88%, due February 15, 2028	297	297
$400 million Debentures, interest at 6.50%, due March 15, 2029	396	396
Capital Leases and Other, interest at 2.03% to 19.57%, final maturity in 2030	387	387
Mortgage Notes, interest at 6.82% to 8.25%, final maturity in 2028	27	27
$500 million Notes, interest at 8.25%, due June 1, 2010	498	498
$500 million Notes, interest at 5.00%, due October 15, 2015	497	497
$500 million Notes, interest at 5.50%, due October 15, 2035	492	492
LYONs due February 16, 2021	31	31
Senior Convertible Notes, final maturity in 2021	491	491
$550 million Notes, interest at 5.40%, due October 15, 2016	—	545
$450 million Notes, interest at 5.80%, due October 15, 2036	—	446

Total long-term debt	3,410	4,401

Total debt	3,442	4,433
Shareholders’ equity:
Preferred stock, $5 par value, none issued	—	—
Common stock, $0.50 par value, 1,538,000,000 shares issued and outstanding	769	769
Capital in excess of par value	307	307
Accumulated other comprehensive income	1	1
Retained earnings	13,843	13,843

Total shareholders’ equity	14,920	14,920

Total capitalization	$18,362	$19,353

SELECTED CONSOLIDATED FINANCIAL INFORMATION

We have derived the following results of operations and balance sheet data for and as of the end of fiscal years 2001, 2002, 2003, 2004 and 2005 from our audited consolidated financial statements. The selected financial data for the six months ended July 29, 2005 and August 4, 2006 have been derived from unaudited consolidated financial statements of Lowe’s. The unaudited financial information, in the opinion of management, contains all adjustments necessary for a fair presentation of the information for the periods presented. The results for the six months ended August 4, 2006 may not be indicative of the results to be achieved for the entire fiscal year. Our Board of Directors approved a 2-for-1 stock split on May 25, 2006. The stock split was effective June 30, 2006 to shareholders of record on June 16, 2006. All prior period common share and per share amounts have been retroactively adjusted to reflect the 2-for-1 stock split. You should read the information set forth below in conjunction with our consolidated financial statements and related notes and other financial information incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Incorporation of Information Filed with the SEC” in this prospectus supplement.

	For the Year Ended										Six Months Ended
	February 1,		January 31,		January 30,		January 28,		February 3,		July 29,		August 4,
	2002		2003		2004		2005		2006		2005		2006
	(Dollars in millions, except per share data)

Selected statement of earnings data:
Net sales	$21,714		$26,112		$30,838		$36,464		$43,243		$21,842		$25,310
Gross margin	6,265		7,915		9,533		12,240		14,790		7,425		8,646
Earnings from continuing operations	969		1,473		1,807		2,167		2,765		1,425		1,776
Earnings from discontinued operations, net of tax	13		12		15		—		—		—		—

Net earnings	$982		$1,485		$1,822		$2,167		$2,765		$1,425		$1,776

Basic earnings per share — continuing operations	$0.63		$0.94		$1.15		$1.39		$1.78		$0.92		$1.15
Basic earnings per share — discontinued operations	0.01		0.01		0.01		—		—		—		—

Basic earnings per share	$0.64		$0.95		$1.16		$1.39		$1.78		$0.92		$1.15
Diluted earnings per share — continuing operations	$0.61		$0.92		$1.12		$1.35		$1.73		$0.89		$1.13
Diluted earnings per share — discontinued operations	0.01		0.01		0.01		—		—		—		—

Diluted earnings per share	$0.62		$0.93		$1.13		$1.35		$1.73		$0.89		$1.13
Selected operating data:
Number of stores open at end of period	718		828		952		1,087		1,234		1,138		1,281
Selling square footage at end of period (in millions)	80.7		94.7		108.8		123.7		140.1		129.4		145.4
Comparable store sales changes	3%		6%		7%		7%		6%		5%		4%
Selected balance sheet data (at period end):
Total assets	$13,546		$15,790		$18,667		$21,101		$24,639		$22,988		$26,037
Long-term debt, excluding current maturities	3,734		3,736		3,678		3,060		3,499		2,810		3,410
Shareholders’ equity	6,584		8,226		10,188		11,498		14,296		13,045		14,920
Other data:
Ratio of earnings to fixed charges(1)	6.0	x	8.7	x	10.5	x	12.3	x	14.1	x	15.2	x	18.9x

(1)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” includes pretax earnings plus fixed charges, less interest capitalized. “Fixed charges” includes interest expensed and capitalized and the portion of rental expense that is representative of the interest factor in these rentals.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes offered hereby (referred to in the prospectus as “Debt Securities”) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities set forth in the accompanying prospectus, to which description reference is hereby made.

General

The notes will be issued under an amended and restated indenture, dated as of December 1, 1995, between us and The Bank of New York Trust Company, N.A. (as successor trustee to Bank One, N.A. (formerly known as The First National Bank of Chicago)), as supplemented by a supplemental indenture, dated as of October 10, 2006, between us and the trustee (together, the “Senior Indenture”). You may request a copy of the Senior Indenture and the form of notes from the trustee. At August 4, 2006, at the parent company level, we had no secured indebtedness outstanding, $2,996.0 million of unsecured indebtedness outstanding, and $413.0 million of capital leases. At August 4, 2006, our subsidiaries had $33.1 million of secured unsubordinated indebtedness outstanding.

We will issue the notes of each series in fully registered book-entry form without coupons and in denominations of $1,000 and integral multiples of $1,000 thereafter. We do not intend to apply for the listing of the notes of either series on a national securities exchange or for quotation of such notes on any automated dealer quotation system.

The following statement relating to the notes and the Senior Indenture are summaries of certain provisions thereof and are subject to the detailed provisions of the Senior Indenture, to which reference is hereby made for a complete statement of such provisions. Certain provisions of the Senior Indenture are summarized in the accompanying prospectus. We encourage you to read the summaries of the notes and the Senior Indenture in both this prospectus supplement and the accompanying prospectus, as well as the form of notes and the Senior Indenture.

The notes will be our unsecured senior obligations. The cover page of this prospectus supplement sets forth the maturity dates, the aggregate principal amounts and the interest rates of the notes. The notes will bear interest from the date of issuance, payable semiannually on each April 15 and October 15, commencing April 15, 2007, to the persons in whose names the notes are registered at the close of business on the April 1 immediately preceding each April 15 or the October 1 immediately preceding each October 15. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months. Payments of principal and interest to owners of book-entry interests (as described below) are expected to be made in accordance with the procedures of The Depository Trust Company (“DTC”) and its participants in effect from time to time.

Optional Redemption

The notes of each series will be redeemable, in whole at any time or in part from time to time, at our option at a redemption price equal to the greater of:

(i) 100% of the principal amount of the notes to be redeemed; or

(ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 15 basis points with respect to the 2016 notes and 20 basis points with respect to the 2036 notes, plus, in each case, accrued interest thereon to the date of redemption. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the Senior Indenture.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc of America Securities LLC (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price of such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the Trustee by a method the Trustee deems to be fair and appropriate.

Book-Entry System

The certificates representing the notes of each series will be issued in the form of one or more fully registered global notes without coupons (the “Global Note”) and will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as the nominee of DTC. Except in limited circumstances, the notes will not be issuable in definitive form. Unless and until they are exchanged in whole or in part for the individual notes represented thereby, any interests in the Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depository or any nominee of such successor. See “Description of Debt Securities — Global Securities” in the accompanying prospectus.

DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Participants”) deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations (“Direct Participants”). DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock

Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the SEC.

Same-Day Funds Settlement and Payment

Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal and interest in respect of notes in book-entry form will be made by us in immediately available funds to the accounts specified by DTC.

Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing houses or next-day funds. In contrast, the notes will trade in DTC’s Same-Day Funds Settlement System until maturity or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Concerning the Trustee

The Bank of New York Trust Company, N.A. will be the trustee under the Senior Indenture. We may maintain deposit accounts or conduct other banking transactions with the trustee in the ordinary course of business.

UNDERWRITING

Subject to the terms and conditions contained in an underwriting agreement, we have agreed to sell to the underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Wachovia Capital Markets, LLC are acting as representatives, and these underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below:

	Principal	Principal
	Amount of	Amount of
Underwriter	Notes due 2016	Notes due 2036

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$148,500,000	$121,500,000
Banc of America Securities LLC	110,000,000	90,000,000
Wachovia Capital Markets, LLC	110,000,000	90,000,000
J.P. Morgan Securities Inc.	33,000,000	27,000,000
Piper Jaffray & Co.	33,000,000	27,000,000
SunTrust Capital Markets Inc.	33,000,000	27,000,000
Wedbush Morgan Securities Inc.	11,000,000	9,000,000
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	8,250,000	6,750,000
BMO Capital Markets Corp.	8,250,000	6,750,000
BNP Paribas Securities Corp.	8,250,000	6,750,000
BNY Capital Markets, Inc.	8,250,000	6,750,000
Barclays Capital Inc.	8,250,000	6,750,000
Morgan Keegan & Company, Inc.	8,250,000	6,750,000
NatCity Investments, Inc.	8,250,000	6,750,000
Wells Fargo Securities, LLC	8,250,000	6,750,000
SBK-Brooks Investment Corp.	5,500,000	4,500,000

Total	$550,000,000	$450,000,000

The underwriters have agreed to purchase all of the notes of a series sold pursuant to the underwriting agreement if any of such notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering prices on the cover page of this prospectus supplement, and to dealers at these prices less concessions not in excess of .30% of the principal amount of the 5.40% notes and .50% of the principal amount of the 5.80% notes. The underwriters may allow, and the dealers may reallow, discounts not in excess of .21% of the principal amount of the 5.40% notes and .35% of the principal amount of the 5.80% notes to other dealers. After the initial public offering, the public offering prices, concessions and discounts may be changed.

The expenses of the offering, not including the underwriting discount, are estimated to be $1.6 million and are payable by us.

New Issue of Notes

The notes are new issues of securities with no established trading market. We do not intend to apply for listing of either series of notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in each series of notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected.

We expect that delivery of the notes will be made against payment therefore on or about the date specified on the cover page of this prospectus supplement, which will be the fourth business day following the date of pricing of the notes (this settlement cycle is being referred to as “T+4”). Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing should consult their own advisor.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market prices of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the prices of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes of that series than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes of that series in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings with us in the ordinary course of business. In particular, the affiliates of some of the underwriters are participants in our bank credit facility described in our filings with the SEC. They have received customary fees, commissions or other payments for these transactions.

O. Temple Sloan, Jr. and Paul Fulton are members of our Board of Directors and the Board of Directors of Bank of America Corporation, the parent of Banc of America Securities LLC. Robert A. Ingram and Peter C. Browning are members of our Board of Directors and the Board of Directors of Wachovia Corporation, the parent of Wachovia Capital Markets, LLC.

LEGAL MATTERS

The legality of the notes offered hereby will be passed upon for us by Moore & Van Allen PLLC, Charlotte, North Carolina, and for the underwriters by Shearman & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements, the related consolidated financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2006, as amended on Form 10-K/A, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the three-month periods ended May 5, 2006 and April 29, 2005, and for the three-month and six-month periods ended August 4, 2006 and July 29, 2005, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended May 5, 2006 and August 4, 2006 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim consolidated financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim consolidated financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

INCORPORATION OF INFORMATION FILED WITH THE SEC

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement;

•	we can disclose important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede the information in this prospectus supplement and any information that was previously incorporated.

We incorporate by reference the documents listed below and any future documents we file with the SEC (File No. 1-7898) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we terminate this offering:

•	our Annual Report on Form 10-K for the fiscal year ended February 3, 2006, as amended on Form 10-K/A;

•	our Quarterly Reports on Form 10-Q for the quarters ended May 5, 2006 and August 4, 2006; and

•	our Current Reports on Form 8-K filed on February 7, 2006, June 5, 2006 and August 21, 2006*.

*	The information filed under Item 8.01 in this Current Report on Form 8-K is incorporated by reference herein. Any other information contained in this Current Report is not being incorporated by reference.

You can obtain any of the filings incorporated by reference in this document through us, or from the SEC through the SEC’s web site http://www.sec.gov or at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling 1-800-SEC-0330. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement. You can obtain documents incorporated by reference in this prospectus supplement by requesting them in writing or by telephone from us at the following address:

Lowe’s Companies, Inc.
Attn: Investor Relations
1000 Lowe’s Boulevard
Mooresville, NC 28117
Telephone: (704) 758-1000

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the prospectus supplement.

Lowe’s Companies, Inc.

Debt Securities
Preferred Stock
Common Stock

We may offer to sell debt securities, preferred stock or common stock from time to time. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide specific terms of those securities, and the manner in which they are being offered, in a supplement to this prospectus. Any supplement to this prospectus may also add, update or change information contained in this prospectus. You should read this prospectus and any related supplement carefully before you invest.

The securities may be offered on a continuous or delayed basis directly to purchasers or to or through one or more underwriters, agents or dealers as designated from time to time. If any underwriters, agents or dealers are involved in the sale of any securities, the applicable supplement to this prospectus will set forth the names of any underwriters, agents or dealers and any applicable commissions or discounts.

Investing in these securities involves risks. See risks described in this prospectus and those described as risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended February 3, 2006 as they may be amended, updated and modified periodically in our reports filed with the Securities and Exchange Commission. Additional risks may also be included in a supplement to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may change. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

This prospectus is dated October 2, 2006.

Prospectus

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings at any time and from time to time.

This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of those securities and that offering. Any supplement to this prospectus may also add, update or change information contained in the prospectus. As a result, the summary descriptions of the securities in this prospectus are subject, and qualified by reference, to the descriptions of the particular terms of any securities contained in an accompanying supplement.

You should carefully read this prospectus, the accompanying prospectus supplement and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.

WARNING REGARDING FORWARD-LOOKING STATEMENTS

This prospectus may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements containing words such as “expects,” “plans,” “strategy,” “projects,” “believes,” “opportunity,” “anticipates,” “desires,” and similar expressions are intended to highlight or indicate “forward-looking statements.” Although we believe that the expectations, opinions, projections, and comments reflected in our forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect our business prospects and our ability to achieve the results expressed or implied by these forward-looking statements including, but not limited to, changes in general economic conditions such as interest rate and currency fluctuations, fuel and other energy costs, and other factors that could negatively affect our customers, as well as our ability to: (i) respond to a greater than expected downturn in the housing industry, including new housing starts and the level of repairs, remodeling, and additions to existing homes, or a general reduction in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes designed to enhance our efficiency and competitiveness; (iii) attract, train, and retain highly-qualified associates; (iv) locate, secure, and develop new sites for store development, particularly in metropolitan areas; (v) respond to fluctuations in the prices and availability of services, supplies, and products; (vi) respond to the growth and impact of competition; (vii) address legal and regulatory matters; and (viii) respond to unanticipated weather conditions. Additional information regarding the risks and uncertainties which may affect our business operations and financial performance can be found in our filings with the SEC.

You should rely only on the information contained or incorporated by reference into this prospectus and any accompanying supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus, any accompanying supplement and the documents incorporated by reference is accurate only as of their respective dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof or that the information contained herein or therein is correct as of any time subsequent to the date hereof.

Except as otherwise indicated, all references in this prospectus to “Lowe’s”, “the company”, “we” and “our” refer to Lowe’s Companies, Inc., and its consolidated subsidiaries.

THE COMPANY

Lowe’s Companies, Inc. is a Fortune® 50 company, offering a complete line of home improvement products and services. Lowe’s is the second largest home improvement retailer in the world and the seventh largest retailer in the United States.

We are an active supporter of the communities we serve. We are a national partner with both the American Red Cross and Habitat for Humanity International, and we support numerous local charities. Through the Lowe’s Heroes volunteer program and the Home Safety Council, we provide help to civic groups with public safety projects and share important home safety and fire prevention information to residents of the many neighborhoods we serve.

Our management is committed to understanding and reflecting the diverse cultures of the communities we serve across the United States in staffing, business partnerships and the products we sell. We are also committed to making diversity and inclusion a natural part of the way we do business. We have been a publicly held company since 1961, and our shares of common stock are listed on the New York Stock Exchange under the symbol “LOW.”

USE OF PROCEEDS

Unless we state otherwise in the applicable supplement, we will use the net proceeds from the sale of the securities that may be offered by this prospectus and the applicable supplement for refinancing indebtedness, general corporate purposes, which may include capital expenditures and working capital needs, and to finance repurchases of shares of our common stock.

We may temporarily invest any proceeds that are not immediately applied to the above purposes in U.S. government or agency obligations, commercial paper, money market funds, taxable and tax-exempt notes and bonds, variable-rate demand obligations, bank certificates of deposit or repurchase agreements collateralized by U.S. government or agency obligations. We may also deposit the proceeds with banks.

RATIO OF EARNINGS TO FIXED CHARGES

Lowe’s historical ratio of earnings to fixed charges is shown in the table below. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” includes pretax earnings plus fixed charges, less interest capitalized. “Fixed charges” includes interest expensed and capitalized and the portion of rental expense that is representative of the interest factor in these rentals.

											Six Months
	Fiscal Years Ended On										Ended
	February 1,		January 31,		January 30,		January 28,		February 3,		July 29,		August 4,
	2002		2003		2004		2005		2006		2005		2006

Ratio of earnings to fixed charges	6.0	x	8.7	x	10.5	x	12.3	x	14.1	x	15.2	x	18.9x

DESCRIPTION OF OUR DEBT SECURITIES

The following description sets forth general terms and provisions of the debt securities that we may offer with this prospectus. We will provide additional terms of the debt securities in the applicable supplement.

We will issue senior debt securities under an amended and restated indenture, dated as of December 1, 1995, between Lowe’s and The Bank of New York (as successor trustee to Bank One, N.A. (formerly known as The First National Bank of Chicago)). We refer to this indenture as the “Indenture.”

The following description summarizes some of the provisions of the Indenture, including definitions of some of the more important terms in the Indenture. However, we have not described every aspect of the debt securities. You should refer to the actual Indenture for a complete description of its provisions and the definitions of terms used in it. Whenever we refer to particular sections or defined terms of the Indenture in this prospectus or in any applicable supplement, we are incorporating by reference those sections or defined terms into this prospectus or the applicable supplement.

The Indenture is an exhibit to the registration statement. See “Where You Can Find More Information” for information on how to obtain a copy of the Indenture for your review.

General Terms of Our Debt Securities.

The Indenture does not limit the aggregate principal amount of debt securities that we may issue and provides that we may issue debt securities from time to time in one or more series. (Section 301). In addition, neither the Indenture nor the debt securities will limit or otherwise restrict the amount of senior indebtedness that we or our subsidiaries may incur.

Under the Indenture, as of August 4, 2006, we have outstanding approximately:

•	$500 million of 8.25% Senior Notes due June 1, 2010,

•	$268 million of Medium Term Notes, Series B, at rates ranging from 6.70% to 7.61% with final maturities ranging from September 1, 2007 to May 15, 2037,

•	$500 million of 5.00% Notes due October 15, 2015,

•	$580 million of .861% Convertible Notes due October 19, 2021,

•	$300 million of 6.875% Debentures due February 15, 2028,

•	$400 million of 6.50% Debentures due March 15, 2029, and

•	$500 million of 5.50% Notes due October 15, 2035.

We have outstanding under separate senior indentures an additional $27 million of Medium Term Notes, Series A, at rates ranging from 7.35% to 8.20% and with final maturities from July 10, 2007 to January 11, 2023 and $48 million of 2.50% Convertible Notes due February 16, 2021.

The debt securities will be our unsecured obligations and will rank on a parity with all of our other existing and future unsecured and unsubordinated indebtedness. The debt securities will be subordinated to our existing and future secured indebtedness and that of our subsidiaries and to any existing and future unsecured, unsubordinated indebtedness of our subsidiaries. In other words, if we should default on our debt, we will not make payments on the debt securities until we have fully paid off our secured indebtedness and that of our subsidiaries and any unsecured, unsubordinated indebtedness of our subsidiaries.

The particular terms of each issue of debt securities, as well as any modifications or additions to the general terms of the Indenture applicable to the issue of debt securities, will be described in the applicable supplement.

This description will contain all or some of the following as applicable:

•	the title of the debt security;

•	the aggregate principal amount and denominations;

•	the maturity or maturities;

•	the price that we will receive from the sale of the debt securities;

•	the interest rate or rates, or their method of calculation, for the debt securities, which rate or rates may vary from time to time;

•	the date or dates on which principal and premium, if any, of the debt securities is payable;

•	the date or dates from which interest on the debt securities will accrue and the record date or dates for payments of interest or the methods by which any such dates will be determined;

•	the place or places where principal of, premium, if any, and interest on the debt securities is payable;

•	the terms of any sinking fund and analogous provisions with respect to the debt securities;

•	the respective redemption and repayment rights, if any, of Lowe’s and of the holders of the debt securities and the related redemption and repayment prices and any limitations on the redemption or repayment rights;

•	the conversion price and other terms of any debt securities that a holder may convert into or exchange for our other securities before our redemption, repayment or repurchase of those convertible debt securities;

•	any addition to or change in the covenants or events of default relating to any of the debt securities;

•	any trustee or fiscal or authenticating or payment agent, issuing and paying agent, transfer agent or registrar or any other person or entity to act in connection with the debt securities for or on behalf of the holders thereof or the Company or an affiliate;

•	whether the debt securities are to be issuable initially in temporary global form and whether any such debt securities are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such permanent global security may exchange the interests for debt securities of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur;

•	the listing of the debt securities on any securities exchange or inclusion in any other market or quotation or trading system; and

•	any other specific terms, conditions and provisions of the debt securities.

Unless the applicable supplement provides differently, upon receipt of payment, the trustee will pay the principal of and any premium and interest on the debt securities and will register the transfer of any debt securities at its offices. However, at our option, we may distribute interest payments by mailing a check to the address of each holder of debt securities that appears on the register for the debt securities. (Sections 305 and 1002).

Unless the applicable supplement provides differently, we will issue the debt securities in fully registered form without coupons and in denominations of $1,000 or any integral multiple of $1,000. There will be no service charge for any registration of transfer or exchange of the debt securities, although we may require that purchasers of the debt securities pay any tax or other governmental charge associated with the registration. (Sections 302 and 305).

We may issue debt securities as Original Issue Discount Securities, as defined in the Indenture, to be sold at a substantial discount below their principal amount. The applicable supplement will describe any special federal income tax and other considerations applicable to these securities.

Covenants Applicable to Our Debt Securities.

Unless stated otherwise in the applicable supplement, debt securities will have the benefit of the following covenants. We have defined several capitalized terms used in this section in the subsection below entitled “Definitions of Key Terms in the Indenture.” Capitalized terms not defined there are defined in the Indenture.

Restrictions on Debt.

The Indenture provides that as long as we have any senior debt securities outstanding:

•	we will not, and we will not permit any of our subsidiaries to, incur, issue, assume or guarantee any Debt secured by

—	a Mortgage on any Principal Property of Lowe’s or any subsidiary; or

—	any shares of Capital Stock or Debt of any subsidiary,

unless all outstanding senior debt securities will be secured equally and ratably with the secured Debt, so long as the secured Debt is secured; and

•	we will not permit any of our subsidiaries to incur, issue, assume or guarantee any unsecured Debt or to issue any preferred stock, unless the aggregate amount of all such Debt together with the aggregate preferential amount to which the preferred stock would be entitled on any involuntary distribution of assets and all Attributable Debt of Lowe’s and our subsidiaries in respect of sale and leaseback transactions would not exceed 10% of our Consolidated Net Tangible Assets.

These restrictions do not apply to the following Debts, which we exclude in computing Debt for the purpose of the restrictions:

•	Debt secured by Mortgages on any property acquired, constructed or improved by Lowe’s or any subsidiary after December 1, 1995, which Mortgages are created or assumed contemporaneously with, or within 30 months after, the acquisition, or completion of the construction or improvement, or within six months thereafter under a firm commitment for financing arranged with a lender or investor within the 30-month period, to secure or provide for the payment of all or any part of the purchase price of the property or the cost of the construction or improvement incurred after December 1, 1995 or Mortgages on any property existing at the time of its acquisition if any such Mortgage does not apply to any other property owned by us or any subsidiary other than, in the case of any such construction or improvement, any previously unimproved real property on which the property so constructed, or the improvement, is located;

•	Debt of any corporation existing at the time the corporation is merged with or into Lowe’s or a subsidiary;

•	Debt of any corporation existing at the time the corporation becomes a subsidiary;

•	Debt of a subsidiary to Lowe’s or to another subsidiary;

•	Debt secured by Mortgages securing obligations issued by a state, territory or possession of the United States, or any political subdivision of any of the foregoing, or the District of Columbia, to finance the acquisition of or construction on property, and on which the interest is not, in the opinion of counsel, includable in gross income of the holder; and

•	any extensions, renewals or replacements, in whole or in part, of any Debt referred to in the above clauses as long as the principal amount of that Debt is not increased and, in the case of Debt secured by a Mortgage, no more than all of the same property continues to secure such Debt.

These restrictions do not apply to any issuance of Preferred Stock by a subsidiary to Lowe’s or another subsidiary, provided that the Preferred Stock is not thereafter transferable to any Person other than Lowe’s or a subsidiary. (Section 1008).

Restrictions on Sales and Leasebacks.

The Indenture provides that we will not, and we will not permit any subsidiary to, after December 1, 1995, enter into any transaction involving the sale and subsequent leasing back by Lowe’s or any of its subsidiaries of any Principal Property, unless, after giving effect to the sale and leaseback transaction, the aggregate amount of all Attributable Debt with respect to all such transactions plus all Debt to which Section 1008 of the Indenture is applicable, would not exceed 10% of Consolidated Net Tangible Assets. This restriction will not apply to, and there will be excluded in computing Attributable Debt for the purpose of the restriction, Attributable Debt with respect to any sale and leaseback transaction if:

•	the lease in the transaction is for a period (including renewal rights) not exceeding three years;

•	Lowe’s or a subsidiary, within 180 days after the sale, applies an amount not less than the greater of the net proceeds of the sale of the Principal Property leased under the arrangement or the fair market value of the Principal Property leased at the time of entering into the arrangement (as determined by the Board of Directors) to, with some restrictions, the retirement of our Funded Debt ranking on a parity with or senior to the debt securities or the retirement of Funded Debt of a subsidiary;

•	the transaction is entered into before, at the time of, or within 30 months after the later of the acquisition of the Principal Property or the completion of its construction;

•	the lease in the transaction secures or relates to obligations issued by a state, territory or possession of the United States, or any political subdivision thereof, or the District of Columbia, to finance the acquisition of or construction on property, and on which the interest is not, in the opinion of counsel, includable in the gross income of the holder; or

•	the transaction is entered into between Lowe’s and a subsidiary or between subsidiaries.
(Section 1009).

Definitions of Key Terms in the Indenture.

The Indenture defines the following terms used in this subsection:

“Attributable Debt” means, as to any particular lease under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by that Person under the lease during the remaining term thereof (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates thereof to such date at the rate of 10% per annum compounded annually. The net amount of rent required to be paid under any such lease for any such period will be the amount of the rent payable by the lessee with respect to that period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales). In the case of any lease that is terminable by the lessee upon the payment of a penalty, the net amount will also include the amount of the penalty, but no rent will be considered as required to be paid under the lease after the first date upon which it may be so terminated.

“Capital Stock”, as applied to the stock of any corporation, means the capital stock of every class whether now or hereafter authorized, regardless of whether the capital stock will be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting (i) all current liabilities and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as shown on the most recent balance sheet of Lowe’s and our consolidated subsidiaries and computed under generally accepted accounting principles.

“Debt” means loans, notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

“Funded Debt” means all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower.

“Preferred Stock” means any class of our stock that has a preference over common stock in respect of dividends or of amounts payable in the event of our voluntary or involuntary liquidation, dissolution or winding up and that is not mandatorily redeemable or repayable, or redeemable or repayable at the option of the holder, otherwise than in shares of common stock or preferred stock of another class or series or with the proceeds of the sale of common stock or preferred stock.

“Principal Property” means any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for selling home improvement products or the manufacturing, warehousing or distributing of the products, owned or leased by us or any of our subsidiaries. (Section 101).

The Effect of Our Corporate Structure on Our Payment of the Debt Securities.

The debt securities are the obligations of Lowe’s exclusively. Because our operations are currently conducted through subsidiaries, the cash flow and the consequent ability to service our debt, including the debt securities, are dependent, in part, upon the earnings of our subsidiaries and the distribution of those earnings to us or upon loans or other payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities. They have no obligation, contingent or otherwise, to pay any amounts due on the debt securities or to make any funds available for our payment of any amounts due on the debt securities, whether by dividends, loans or other payments. In addition, our subsidiaries’ payments of dividends and making of loans and advances to us may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and various business considerations.

Although the Indenture limits the incurrence of the indebtedness, as described above in the subsection “Covenants Applicable to Our Debt Securities,” the debt securities will be effectively subordinated to all indebtedness and other liabilities, including current liabilities and commitments under leases, if any, of our subsidiaries. Any right of ours to receive assets of any of our subsidiaries upon liquidation or reorganization of the subsidiary (and the consequent right of the holders of the debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims would still be subordinated to any security interests in the subsidiary’s assets and any of the subsidiary’s indebtedness senior to that which we hold.

No Restriction on Sale or Issuance of Stock of Subsidiaries.

The Indenture contains no covenant that we will not sell, transfer or otherwise dispose of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, voting stock of any of our subsidiaries. It also does not prohibit any subsidiary from issuing any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, the subsidiary’s voting stock.

Consolidation, Merger and Sale of Assets.

Without the consent of the holders of any of the outstanding debt securities, we may consolidate or merge with or into, or convey, transfer or lease our properties and assets substantially as an entirety, to any corporation, partnership or limited liability company organized under the laws of any domestic jurisdiction, as long as:

•	the successor assumes our obligations on the debt securities and under the Indenture;

•	after giving effect to the transaction, no event of default, and no event that, after notice, lapse of time or both, would become an event of default, has occurred and is continuing; and

•	other conditions described in the Indenture are met. (Section 801).

Accordingly, the holders of debt securities may not have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders. The existing protective covenants applicable to the debt securities would continue to apply to us in the event of a leveraged buyout initiated or supported by us, our management, or any of our affiliates or their management, but may not prevent such a transaction from taking place.

Events of Default.

The following are “events of default” with respect to debt securities of any series:

•	default for 30 days in payment when due of any interest on any debt security of the series;

•	default in payment when due of principal or premium, if any, or in the making of a mandatory sinking fund payment of any debt securities of the series;

•	default or breach, for 60 days after notice from the trustee or from the holders of at least 25% in aggregate principal amount of the debt securities of the applicable series then outstanding, in the performance of any other covenant or warranty in the debt securities of the series, in the Indenture or in any supplemental indenture or board resolution referred to in the notice under which the debt securities of the series may have been issued;

•	default in the payment of principal when due or resulting in acceleration of other indebtedness of ours for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $10 million and the indebtedness is not discharged or acceleration is not rescinded or annulled within ten days after written notice of the default to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the debt securities of the applicable series then outstanding, provided that the event of default will be deemed cured or waived if the default that resulted in the acceleration of the other indebtedness is cured or waived or the indebtedness is discharged;

•	events of bankruptcy, insolvency or reorganization of Lowe’s as more fully described in the Indenture; and

•	any other event of default provided with respect to the debt securities of that series. (Section 501).

The applicable supplement will describe any additional events of default that may be added to the Indenture for a particular series of debt securities. (Section 301). No event of default with respect to a particular series of debt securities issued under the Indenture necessarily constitutes an event of default with respect to any other series of debt securities issued under the Indenture.

The Indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to debt securities of the series, give to the holders of those debt securities notice of all uncured defaults known to it, provided that:

•	except in the case of default in payment of the principal, premium, if any, interest or sinking fund deposit on the debt securities of the series, the trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interest of the holders of the debt securities of that series, and

•	no notice of a default made in the performance of any covenant or a breach of any warranty contained in the Indenture will be given until at least 60 days after the occurrence thereof.

“Default” means any event that is, or, after notice or passage of time or both, would be, an event of default. (Section 602).

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series may declare the principal amount (or, if the debt securities of the series are Original Issue Discount Securities, the portion of the principal amount as may be specified in the terms of the series) of all the debt securities of the series to be due and payable immediately. At any time after making a declaration of acceleration with respect to debt securities of any series, but before obtaining a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding debt securities of the series may, in some circumstances, rescind and annul the acceleration. (Section 502).

The Indenture provides that, except for the duty of the trustee in the case of an event of default to act with the required standard of care, the trustee will be under no obligation to exercise any of these rights or powers under the Indenture at the request or direction of any of the holders, unless the holders have offered reasonable indemnity to the trustee. (Sections 601 and 603). Except as limited by the provisions for the indemnification of the trustee and certain other circumstances, the holders of a majority in aggregate principal amount of the outstanding debt securities of each series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of the series. (Section 512).

We are required to furnish annually to the trustee a statement as to our performance of some of our obligations under the Indenture and as to any default in our performance. (Section 1005).

Global Securities.

We may issue the debt securities of a series as one or more fully registered global securities. We will deposit the global securities with, or on behalf of, a depositary identified in the applicable supplement relating to the series. We will register the global securities in the name of the depositary or its nominee. In such case, one or more global securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding debt securities of the series represented by the global security or securities. Until any global security is exchanged in whole or in part for debt securities in definitive certificated form, the depositary or its nominee may not transfer the global certificate except as a whole to each other, another nominee or to their successors and except as described in the applicable supplement. (Section 303 and 305).

The applicable supplement will describe the specific terms of the depositary arrangement with respect to a series of debt securities that a global security will represent.

Modification and Waiver of the Indenture.

We and the trustee may modify or amend the Indenture or the terms of outstanding debt securities of any series without the consent of any holder in order to, among other things:

•	evidence the assumption of our obligations by a successor person under the provisions of the Indenture relating to the consolidations, mergers and sales of assets;

•	add covenants or events of defaults for the benefit of the holders of debt securities;

•	surrender our rights or powers under the Indenture;

•	provide for uncertificated debt securities;

•	add guarantees with respect to debt securities or secure debt securities;

•	establish the forms or terms of debt securities;

•	evidence the acceptance of appointment by a successor trustee;

•	permit or facilitate the issuance of debt securities convertible into other securities;

•	modify or amend the Indenture in accordance with, or to permit the qualification of the Indenture or any supplemental indenture, under the Trust Indenture Act of 1939 as then in effect; or

•	cure any ambiguity or correct or supplement any inconsistency in the Indenture.

In addition, except as described below, we and the trustee may modify or amend the Indenture with the consent of the holders of a majority in principal amount of the debt securities of any affected series. We must have the consent of the holders of all of the affected outstanding debt securities to:

•	change the stated maturity date of the principal of, or any installment of principal of, premium, if any, or interest on, any debt security;

•	reduce the principal, interest or amount payable on redemption of any debt security;

•	change the method of calculation of any interest on any debt security;

•	reduce the amount of principal of a debt security payable on acceleration of the maturity of the debt security;

•	change the place or currency of payment of principal of, or premium or interest on, any debt security;

•	impair a holder’s conversion rights;

•	impair a holder’s right to institute suit for the enforcement of any payment on or with respect to any debt security; or

•	reduce the percentage in principal amount of the debt security, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with some of the provisions of the indentures or for waiver of some of the defaults.
(Sections 901 and 902).

The holders of a majority in principal amount of the debt securities of any affected series may, on behalf of the holders of all the debt securities of such series, waive:

•	our compliance with some of the restrictive provisions of the Indenture, and

•	any past default under the Indenture with respect to the debt securities.

They may not waive:

•	a default in the payment of the principal of, or premium, interest or sinking fund installment on, any debt security, or

•	a provision that, under the Indenture, requires the consent of the holders of all of the affected outstanding debt securities for modification or amendment.
(Section 513).

Regarding the Trustee.

The Bank of New York (as successor trustee to Bank One, N.A. (formerly known as The First National Bank of Chicago)) is the trustee under the Indenture. Notice to the trustee should be directed to:

The Bank of New York
Corporate Trust Office
101 Barclay Street
New York, New York 10007

DESCRIPTION OF OUR PREFERRED STOCK

General.

The following is a summary of some of the important terms of our preferred stock. You should review the applicable North Carolina law, our Restated Charter and our Bylaws, as amended and restated January 28, 2005, for a more complete description of our preferred stock.

Our Charter authorizes us to issue 5,000,000 shares of preferred stock, par value $5.00 per share, 750,000 shares of which have been designated as Participating Cumulative Preferred Stock, Series A. We may amend our Charter from time to time to increase the number of authorized shares of preferred stock. Such an amendment would require the approval of the holders of the voting capital stock entitled to vote on such an amendment in accordance with the terms of our Charter. As of the date of this prospectus, we had no shares of preferred stock outstanding.

The Board of Directors is authorized to designate the following with respect to each new series of preferred stock:

•	the title and stated value of the series;

•	the number of shares in each series;

•	the dividend rates and dates of payment;

•	whether dividends will be cumulative and, if cumulative, the date or dates from which they will be cumulative;

•	voluntary and involuntary liquidation preferences and the liquidation price and liquidation premium, if any, applicable to the series;

•	redemption prices;

•	the sinking fund or purchase fund provisions, if any, for redemption or purchase of shares;

•	the rights, if any, and the terms and conditions on which shares can be converted into or exchanged for, or the rights to purchase, shares of any other class or series;

•	the voting rights, if any; and

•	any other applicable terms.

We will pay dividends and make distributions in the event of our liquidation, dissolution or winding up first to holders of our preferred stock and then to holders of our common stock. The Board of Directors’ ability to issue preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers of holders of common stock and, under some circumstances, may discourage an attempt by others to gain control of us.

The terms of any series of preferred stock will be described in a supplement to this prospectus. Nevertheless, the description of the terms of any series of preferred stock in a supplement to this prospectus will not be complete. You should refer to the certificate of designation for the series of preferred stock for complete information.

Miscellaneous.

The preferred stock, when issued in exchange for full consideration, will be fully paid and nonassessable.

DESCRIPTION OF OUR COMMON STOCK

General.

The following is a summary of some of the terms of our common stock. For a more complete description of our common stock, you should review the applicable North Carolina law, our Charter and our Bylaws.

Our Charter authorizes us to issue 5,600,000,000 shares of common stock. As of September 1, 2006, we had approximately 1,527,926,339 shares of common stock outstanding. Each share of common stock is entitled to one vote on all matters submitted to a vote of shareholders. Holders of common stock are entitled to receive dividends when our Board of Directors declares them out of funds legally available therefor. Dividends may be paid on the common stock only if all dividends on any outstanding preferred stock have been paid or provided for.

The issued and outstanding shares of common stock are fully paid and nonassessable. Holders of common stock have no preemptive or conversion rights, and we may not make further calls or assessments on our common stock.

In the event of our voluntary or involuntary dissolution, liquidation or winding up, holders of common stock are entitled to receive, pro rata, after satisfaction in full of the prior rights of creditors and holders of preferred stock, if any, all of our remaining assets available for distribution.

Directors are elected by a vote of the holders of common stock. Holders of common stock are not entitled to cumulative voting rights.

Computershare Trust Company, N.A. of Providence, Rhode Island, acts as the transfer agent and registrar for the common stock.

Change of Control Provisions.

Some provisions of our Charter and of North Carolina law govern the rights of holders of common stock with the intention of affecting any attempted change of control of Lowe’s.

Board of Directors.

Our Charter classifies the Board of Directors into three separate classes, with the term of one-third of the directors expiring at each annual meeting. Removal of a director requires the affirmative vote of 70% of outstanding shares of stock entitled to vote generally in the election of directors. These provisions make it more difficult for holders of our common stock to gain control of the Board of Directors.

Fair Price Provisions.

Provisions of our Charter, which we will refer to as the “fair price provisions,” limit the ability of an interested shareholder to effect some transactions involving us. An “interested shareholder” is one who beneficially owns 20% or more of our outstanding shares of stock entitled to vote generally in the election of directors.

Unless the fair price provisions are satisfied, an interested shareholder may not engage in a business combination, which includes a merger, consolidation, share exchange or similar transaction, involving us unless approved by 70% of our outstanding shares of stock entitled to vote generally in the election of directors. In general, the fair price provisions require that an interested shareholder pay shareholders the same amount of cash or the same amount and type of consideration paid by the interested shareholder when it initially acquired our shares.

The fair price provisions are designed to discourage attempts to acquire control of us in non-negotiated transactions utilizing two-tier pricing tactics, which typically involve the accumulation of a substantial block of the target corporation’s stock followed by a merger or other reorganization of the acquired company on terms determined by the purchaser. Due to the difficulties of complying with the requirements of the fair price provisions, the fair price provisions generally may discourage attempts to obtain control of us.

North Carolina Shareholder Protection Act.

The North Carolina Shareholder Protection Act requires the affirmative vote of 95% of our voting shares to approve a business combination with any entity that beneficially owns 20% of the outstanding voting shares of the corporation unless the “fair price” provisions of the Act are satisfied. The statute’s intended effect is similar to the fair price provisions of our Charter.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus to or through underwriters, agents or dealers or directly to one or more purchasers without using underwriters, agents or dealers.

The accompanying supplement to this prospectus will identify or describe:

•	any underwriters, agents or dealers;

•	their compensation;

•	the net proceeds to us;

•	the purchase price of the securities;

•	the initial public offering price of the securities; and

•	any exchange on which the securities are listed or to which application will be made to list the securities.

We may designate agents to solicit purchases for the period of their appointment and to sell securities on a continuing basis, including pursuant to “at the market offerings”.

We may offer these securities to the public through underwriting syndicates represented by managing underwriters or through underwriters without a syndicate. If underwriters are used, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the applicable supplement, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all the securities offered if any of the securities are purchased. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters and agents may from time to time purchase and sell the securities described in this prospectus and the applicable supplement in the secondary market, but are not obligated to do so. No assurance can be given that there will be a secondary market for the securities or liquidity in the secondary market if one develops. From time to time, underwriters and agents may make a market in the securities.

In order to facilitate the offering of the securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the debt securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of the securities or of any other securities, the underwriters may bid for, and purchase, the securities or any other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Underwriters named in an applicable supplement are, and dealers and agents named in an applicable supplement may be, deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with the securities offered thereby, and any discounts or commissions they receive from us and any profit on their resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. We may have agreements with the underwriters, agents and dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make in respect of these liabilities. Underwriters, agents and dealers may engage in transactions with or perform services for Lowe’s Companies, Inc. or our subsidiaries and affiliates in the ordinary course of business.

If indicated in an applicable supplement, we will authorize dealers acting as our agents to solicit offers from some institutions to purchase our securities at the public offering price given in that supplement under “Delayed Delivery Contracts” providing for payment and delivery on the date or dates stated in such supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold under the contracts will not be less nor more than, the respective amounts stated in the applicable supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. Contracts will not be subject to any conditions except that:

•	the purchase by an institution of the securities covered by its contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and

•	if the securities are being sold to underwriters, we will have sold to the underwriters the total principal amount of the securities less the principal amount covered by contracts.

One or more firms, referred to as “remarketing firms”, may also offer or sell the securities, if the applicable supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The applicable supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933 and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Unless indicated in the applicable supplement, we do not expect to apply to list the securities on a securities exchange.

LEGAL MATTERS

The validity of the securities will be passed upon for us by Moore & Van Allen PLLC, Charlotte, North Carolina.

EXPERTS

The consolidated financial statements, the related consolidated financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting incorporated into this prospectus by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2006, as amended on Form 10-K/A, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the three-month periods ended May 5, 2006 and April 29, 2005, and for the three-month and six-month periods ended August 4, 2006 and July 29, 2005 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended May 5, 2006 and August 4, 2006 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim consolidated financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim consolidated financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any document we file through the SEC’s web site at http://www.sec.gov or at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and on our website at http://www.lowes.com. The information on our web site is not a part of this prospectus or any applicable supplement.

INCORPORATION OF INFORMATION FILED WITH THE SEC

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated.

We incorporate by reference the documents listed below and any future documents we file with the SEC (File No. 1-7898) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we terminate this offering:

•	our Annual Report on Form 10-K for the fiscal year ended February 3, 2006, as amended on Form 10-K/A;

•	our Quarterly Reports on Form 10-Q for the quarters ended May 5, 2006 and August 4, 2006;

•	our Current Reports on Form 8-K filed on February 7, 2006, June 5, 2006 and August 21, 2006*; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

*	The information filed under Item 8.01 in this Current Report on Form 8-K is incorporated by reference herein. Any other information contained in this Current Report is not being incorporated by reference.

You can obtain any of the filings incorporated by reference into this prospectus through us, or from the SEC through the SEC’s web site or at the address listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from us at the following address:

Lowe’s Companies, Inc.
Attn: Investor Relations
1000 Lowe’s Boulevard
Mooresville, North Carolina 28117
Telephone: (704) 758-1000

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of the prospectus to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the prospectus.

$1,000,000,000

$550,000,000 5.40% Notes due October 15, 2016

$450,000,000 5.80% Notes due October 15, 2036

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.
Banc of America Securities LLC
Wachovia Securities
JPMorgan
Piper Jaffray
SunTrust Robinson Humphrey
Union Bank of CA
BB&T Capital Markets
BMO Capital Markets
BNP PARIBAS
BNY Capital Markets, Inc.
Barclays Capital
Morgan Keegan & Company, Inc.
NatCity Investments, Inc.
Wells Fargo Securities
SBK-Brooks Investment Corp.

October 3, 2006